Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Files Response to FDA’s Initial Review

of the CORTOSS® 510(k) Application

For Immediate Release

Tuesday, September 16, 2008

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Tuesday, September 16, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced that it recently submitted its response to the initial set of comments received from the U.S. Food and Drug Administration to its 510(k) application for the use of CORTOSS Bone Augmentation Material in vertebral augmentation.

After receiving the FDA’s initial comment letter in March 2008, Orthovita requested a 180-day extension from the FDA for its response in order to collect and submit additional two-year follow-up patient data from its pivotal U.S. CORTOSS clinical study that was conducted under an FDA Investigational Device Exemption (IDE). FDA granted Orthovita’s request and Orthovita submitted its response to the FDA within the extension period. This response increases the number of patients in the pivotal study for whom two-year follow-up data has been submitted to approximately two-thirds of the original pivotal IDE study cohort. This data is in addition to the long-term follow-up data from Orthovita’s earlier pilot studies and European investigations that was previously submitted as part of the CORTOSS 510(k) application.

FDA clearance of CORTOSS would permit Orthovita to market and sell the material in the United States. CORTOSS has a CE Mark for use in the European Union for screw augmentation and for vertebral augmentation. This enables CORTOSS to be sold in the European Union as well as in other countries that have adopted the European Union’s regulatory standards.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, VITAGEL® Surgical Hemostat, an adherent matrix and an impermeable barrier to blood flow, and VITASURE™ Absorbable Hemostat. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. These risks and uncertainties include the risk that the FDA will require the CORTOSS 510(k) application to contain two-year follow up data for a greater percentage of the patients in the pivotal study than that which has been submitted to the FDA to date or for all of the patients in the pivotal study. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.